Exhibit 5.1

Akerman Senterfitt One Southeast Third Avenue Suite 2500 Miami, FL 33131-1714 Tel: 305.374.5600 Fax: 305.374.5095

August 2, 2013

OPKO Health, Inc.

4400 Biscayne Blvd.

Miami, Florida 33137

Ladies and Gentlemen:

We have acted as counsel for OPKO Health, Inc., a Delaware corporation (the “Company”), in connection with the registration by the Company of 585,703 shares of the Company’s common stock (the “Shares”). The Shares are being registered for public resale pursuant to a registration statement on Form S-3 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Act”). Pursuant to the Stock Purchase Agreement, dated August 2, 2012, among the Company, Farmadiet Group Holding, S.L. (“Farmadiet”), the sellers party thereto, and OPKO Spain S.L. (formerly known as Shebeli XXI, S.L.U.) (the “Stock Purchase Agreement”), the Company issued the Shares as a form of deferred payment to the sellers of Farmadiet. The Shares are owned by the selling securityholders named in the Registration Statement (the “Selling Securityholders”). This opinion is being furnished pursuant to Item 601(b)(5) of Regulation S-K under the Act.

In connection with the Registration Statement, we have examined, considered and relied upon copies of the following documents: (1) the Amended and Restated Certificate of Incorporation of the Company; (2) the Amended and Restated Bylaws of the Company; (3) resolutions of the Company’s board of directors; (4) the Registration Statement and exhibits thereto; (5) the Stock Purchase Agreement; (6) a Certificate of Good Standing of the Company and (7) such other documents and instruments that we have deemed necessary for the expression of the opinions contained herein.

In making the foregoing examinations we have assumed, without investigation, the genuineness of all signatures, the conformity to authentic original documents of all documents submitted to us as copies, the legal capacity of all natural persons and the authenticity of all

OPKO Health, Inc.

August 2, 2013

documents. As to various questions of fact material to the opinion expressed below, we have relied solely on the representations or certificates of officers and/or directors of the Company and upon documents, records and instruments furnished to us by the Company, without independently verifying the accuracy of such certificates, documents, records or instruments.

Based upon the foregoing, we are of the opinion that the Shares are duly authorized, validly issued, fully paid and non-assessable shares of common stock of the Company.

The opinion expressed herein is limited to the General Corporation Law of the State of Delaware, as in effect on the date hereof, including the statutory provisions, applicable provisions of the Delaware constitution and reported decisions interpreting such laws, and we express no opinion as to the effect on the matters covered of the laws of any other jurisdiction. We expressly do not cover in this opinion the application of securities or “blue sky” laws in the various states to the sale of the Shares.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name under the caption “Legal Matters” in the prospectus comprising a part of the Registration Statement. In giving such consent, we do not thereby admit that we are included within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations promulgated thereunder.

Sincerely,

/s/ AKERMAN SENTERFITT